ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-189888 Dated March 4, 2015
Royal Bank of Canada Airbag Performance Securities
Linked to the Vanguard® FTSE Emerging Markets ETF due on or about March 31, 2020
Investment Description
Airbag Performance Securities are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada with returns linked to the performance of the Vanguard® FTSE Emerging Markets ETF (the “Underlying Equity”) (each, a “Security” and collectively, the “Securities”). If the Underlying Return is positive, Royal Bank of Canada will repay the principal amount at maturity plus a return equal to the Underlying Return multiplied by the Upside Participation Rate, which will be set on the Trade Date and is expected to be between 108% and 118%. If the Underlying Return is zero or negative, and the Final Price is greater than or equal to the Conversion Price, Royal Bank of Canada will pay you the principal amount at maturity. If the Final Price is less than the Conversion Price, Royal Bank of Canada will deliver to you a number of shares of the Underlying Equity equal to the Principal Amount divided by the Conversion Price (the “Share Delivery Amount”).  The value of the shares the investor would receive at maturity is expected to be less than, and potentially substantially less than, the Principal Amount and could be zero.  Accordingly, you may lose a substantial amount, and up to all, of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. Instead of a cash payment at maturity, you may receive the share delivery amount, which is expected to be worth less than your initial investment and may have no value. The contingent repayment of principal applies only on the Final Valuation Date; if you are able to sell the Securities prior to maturity, you may receive substantially less than the Principal Amount even if the Closing Price of the Underlying Equity is above the Conversion Price at the time of sale. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.  If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment. The Securities will not be listed on any securities exchange.

Features	Key Dates1
❑     Participation in Positive Underlying Returns— At maturity, if the Underlying Return is positive, Royal Bank of Canada will pay you the principal amount plus a return equal to the Underlying Return times the Upside Participation Rate of between 108% and 118% (the actual Upside Participation Rate will be set on the Trade Date). If the Underlying Return is negative, investors may be exposed to the negative Underlying Return at maturity.
❑     Contingent Repayment of Principal — If the Underlying Return is negative, and the Final Price is not below the Conversion Price, Royal Bank of Canada will repay your principal amount.  However, if the Final Price is less than the Conversion Price, investors will be exposed to the downside performance of the Underlying Equity and Royal Bank of Canada will deliver to you a number of shares of the Underlying Equity equal to the Share Delivery Amount.  The value of the shares the investor would receive at maturity is expected to be less than, and potentially substantially less than, the Principal Amount and could be zero.  Accordingly, you may lose a substantial amount, and up to all, of your initial investment. The contingent repayment of principal applies only at maturity.  Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date1                   March 26, 2015
Settlement Date1            March 31, 2015
Final Valuation Date2     March 25, 2020
Maturity Date2                March 31, 2020
1   Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains approximately the same.
2    Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement no. ES-TPS-1.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT PROSPECTUS SUPPLEMENT NO. ES-TPS-1 BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU COULD LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Security Offering
We are offering Airbag Performance Securities Linked to the Vanguard® FTSE Emerging Markets ETF (“VWO”).  The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Underlying Equity. The indicative Upside Participation Rate range for the Securities is listed below. The actual Upside Participation Rate, Initial Price and Conversion Price for the Securities will be determined on the Trade Date.

Underlying Equity	Upside Participation Rate	Initial Price	Conversion Price	Share Delivery Amount*	CUSIP/ISIN
Vanguard® FTSE Emerging Markets ETF (VWO)	108% to 118%	h	75% of the Initial Price	h	780082681/US7800826817

* Equal to the Principal Amount divided by the Conversion Price.  If you receive the Share Delivery Amount at maturity, we will pay the cash value (determined as of the Final Valuation Date) of any fractional shares of the Underlying Equity on a per Security basis in lieu of delivering such fractional shares.

See “Additional Information About Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated July 23, 2013, the prospectus supplement dated July 23, 2013, product prospectus supplement no. ES-TPS-1 dated May 5, 2014 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. ES-TPS-1.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to VWO	h	$1,000	h	$0.00	h	$1,000

(1) UBS Financial Services Inc., which we refer to as UBS, will sell the Securities to certain fee-based advisory accounts at a price to public of $1,000 per Security and will not receive a sales commission with respect to those sales. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 14 of this free writing prospectus.

The initial estimated value of the Securities as of the date of this document is $9.6017 per $1,000 in principal amount, which is less than the price to public. The pricing supplement relating to the Securities will set forth our estimate of the initial value of the Securities as of the Trade Date, which will not be less than $9.4017 per $1,000 in principal amount. The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under ‘‘Key Risks’’ beginning on page 5, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 14 and “Structuring the Securities” on page 14 of this free writing prospectus.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. ES-TPS-1 and this free writing prospectus if you so request by calling toll-free 866-609-6009.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23 2013, relating to our senior global medium-term notes. Series F, of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. ES-TPS-1 dated May 5, 2014.  This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. ES-TPS-1, as the Securities involve risks not associated with conventional debt securities.

To the extent that the terms of the prospectus, prospectus supplement and product prospectus supplement no ES-TPS-1 are inconsistent with the terms discussed herein, including but not limited to the Conversion Price feature and the possibility of receiving shares of the Underlying Equity at maturity, the terms discussed in this free writing prospectus will control.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. ES-TPS-1 dated May 5, 2014:
http://www.sec.gov/Archives/edgar/data/1000275/000121465914003269/n51140424b5.htm

♦	Prospectus supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

♦	Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate the loss of all or a substantial portion of the principal amount of the Securities and are willing to make an investment that may have the full downside market risk as a hypothetical investment in the Underlying Equity.

♦     You understand that you may not receive a cash payment at maturity and are instead willing to accept delivery of the shares of the Underlying Equity if the Final Price is below the Conversion Price.

♦     You believe the Final Price of the Underlying Equity is not likely to be below the Conversion Price and, if it is, you understand that you will not receive a cash payment at maturity and instead can tolerate receiving shares of the Underlying Equity at maturity worth less than your Principal Amount or that may have no value at all.

♦     You believe the price of the Underlying Equity will appreciate over the term of the Securities.

♦     You would be willing to invest in the Securities if the Upside Participation Rate was set to the bottom of the range indicated on the cover page of this free writing prospectus (the actual Upside Participation Rate will be set on the Trade Date).

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Equity.

♦     You do not seek current income from your investment and are willing to forgo dividends paid on the Underlying Equity.

♦     You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦     You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You require an investment designed to provide a full return of principal at maturity.

♦     You cannot tolerate the loss of all or a substantial portion of the principal amount of the Securities, and you are not willing to make an investment that may have the full downside market risk as a hypothetical investment in the Underlying Equity.

♦     You require a cash payment at maturity and are not willing to accept delivery of the shares of the Underlying Equity if the Final Price is below the Conversion Price.

♦     You believe the Final Price of the Underlying Equity is likely to be below the Conversion Price, which could result in a total loss of your initial investment.

♦     You cannot tolerate receiving shares of the Underlying Equity at maturity worth less than your Principal Amount or that may have no value at all.

♦     You believe that the price of the Underlying Equity will decline over the term of the Securities and is likely to close below the Conversion Price on the Final Valuation Date.

♦     You would be unwilling to invest in the Securities if the Upside Participation Rate was set to the bottom of the range indicated on the cover page of this free writing prospectus (the actual Upside Participation Rate will be set on the Trade Date).

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Equity.

♦     You seek current income from this investment or prefer to receive the dividends paid on the Underlying Equity.

♦     You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦     You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. ES-TPS-1 for risks related to an investment in the Securities.

Indicative Terms of the Securities1
Issuer:	Royal Bank of Canada

Issue Price:	$1,000 per Security.

Principal Amount:	$1,000 per Security.

Term2:	Approximately five years

Underlying Equity:	Vanguard® FTSE Emerging Markets ETF

Payment at Maturity (per $1,000 Security):
If the Underlying Return is positive, Royal Bank of Canada will pay you:

$1,000 + ($1,000 x Underlying Return x Upside Participation Rate )

If the Underlying Return is zero or negative and the Final Price is greater than or equal to the Conversion Price, Royal Bank of Canada will pay you:

$1,000

If the Final Price is less than the Conversion Price, Royal Bank of Canada will deliver to you a number of shares of the Underlying Equity equal to the Share Delivery Amount.3

These shares are expected to be worth less than the Principal Amount as of the Final Valuation Date and could be worth zero.  Accordingly, you may lose your entire initial investment.

Upside Participation Rate:	108% to 118% (to be set on the Trade Date)

Conversion Price:	75% of the Initial Price. The Calculation Agent may adjust the Conversion Price as provided in the product supplement, “General Terms of the Securities—Anti-dilution Adjustment.”

Underlying Return:	Final Price – Initial Price Initial Price

Initial Price:	The Closing Price of the Underlying Equity on the Trade Date.

Final Price:	The Closing Price of the Underlying Equity on the Final Valuation Date.

Share Delivery Amount:3	The Principal Amount of $1,000 divided by the Conversion Price, as determined on the Trade Date.

Calculation Agent:	Royal Bank of Canada

Investment Timeline

Trade Date:	The Upside Participation Rate is set. The Initial Price and the Conversion Price are determined.

Maturity Date:
The Final Price and Underlying Return are determined.

If the Underlying Return is positive, Royal Bank of Canada will pay you a cash payment per Security that provides you with your principal amount plus a return equal to the Underlying Return times the Upside Participation Rate. Your payment at maturity per $1,000 Security will be equal to:

$1,000 + ($1,000 x Underlying Return x Upside Participation Rate)

If the Underlying Return is zero or negative and the Final Price is greater than or equal to the Conversion Price, Royal Bank of Canada will pay you a cash payment of $1,000 per $1,000 Security.

If the Final Price is less than the Conversion Price, Royal Bank of Canada will deliver to you a number of shares of the Underlying Equity equal to the Share Delivery Amount.3

These shares are expected to be worth less than the Principal Amount as of the Final Valuation Date and could be worth zero.  Accordingly, you may lose your entire initial investment.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT AS YOU MAY RECEIVE SHARES OF THE UNDERLYING EQUITY AT MATURITY WORTH LESS THAN YOUR INITIAL INVESTMENT AND THAT MAY HAVE NO VALUE.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

____________________

1 Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2 In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains approximately the same.
3 If you receive the Share Delivery Amount at maturity, we will pay the cash value (determined as of the Final Valuation Date) of any fractional shares of the Underlying Equity on a per-Security basis in lieu of delivering such fractional shares.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. ES-TPS-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦
Your Investment in the Securities May Result in a Loss of Principal:  The Securities differ from ordinary debt securities in that Royal Bank of Canada is not necessarily obligated to repay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying Equity and will depend on whether, and the extent to which, the Underlying Return is positive or negative. If the Underlying Return is negative and the Final Price is less than the Conversion Price, you will be exposed to the negative Underlying Return and Royal Bank of Canada will deliver to you a number of shares of the Underlying Equity per Security equal to the Share Delivery Amount, which is the Principal Amount divided by the Conversion Price.  Therefore, based on the terms of these Securities, if the Final Price is less than the Conversion Price, you will be exposed at an increased rate to any such decline below the Conversion Price and the value of the Share Delivery Amount will decline by 1.3333% for each additional 1% that the Final Price is less than the Conversion Price.  If you receive shares of the Underlying Equity at maturity, the value of those shares will be less than the Principal Amount as of the Final Valuation Date and may have no value at all.  In addition, the price of the Underlying Equity may further decrease from the Final Valuation Date to the Maturity Date.  Accordingly, you could lose the entire principal amount of the Securities.

♦
The Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity: You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the price of the Underlying Equity is above the Conversion Price.

♦
The Upside Participation Rate Applies Only if You Hold the Securities to Maturity:  The application of the Upside Participation Rate only applies at maturity.  If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Upside Participation Rate and the return you realize may be less than the Upside Participation Rate times the return of the Underlying Equity even if such return is positive.

♦	No Interest Payments: Royal Bank of Canada will not pay any interest with respect to the Securities.

♦
Credit Risk of Royal Bank of Canada:  The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
Your Return on the Securities May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity: The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you could earn if you bought a conventional senior interest bearing debt security of Royal Bank of Canada with the same maturity date or if you invested directly in the Underlying Equity.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

♦
The Initial Estimated Value of the Securities Will Be Less than the Price to the Public:  The initial estimated value that is set forth on the cover page of this document, and that will be set forth in the final pricing supplement for the Securities, will be less than the public offering price you pay for the Securities, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time.  If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the Underlying Equity, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to public of our estimated profit and the costs relating to our hedging of the Securities.  These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include our estimated profit and the costs relating to our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades.  In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on the secondary rate rather than the internal borrowing rate used to price the Securities and determine the initial estimated value.  As a result, the secondary price will be less than if the internal borrowing rate was used.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Our Initial Estimated Value of the Securities Is an Estimate Only, Calculated as of the Time the Terms of the Securities Are Set:  The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities.  See “Structuring the Securities” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Securities.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Securities or similar securities at a price that is significantly different than we do.

The value of the Securities at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities.

♦
Owning the Securities Is Not the Same as Owning the Underlying Equity or the Stocks Comprising the Underlying Equity or the Underlying Equity’s Underlying Index: The return on your Securities may not reflect the return you would realize if you actually owned the Underlying Equity or stocks included in the Underlying Equity or the Underlying Equity’s underlying index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying Equity or these stocks would have, and any such dividends will not be incorporated in the determination of the Underlying Return.

♦
The Policies of the Underlying Equity’s Investment Adviser Could Affect the Amount Payable on the Securities and Their Market Value: The policies of the Underlying Equity’s investment adviser concerning the management of the Underlying Equity, additions, deletions or substitutions of the securities held by the Underlying Equity could affect the market price of shares of the Underlying Equity and, therefore, the amount payable on the Securities on the maturity date and the market value of the Securities before that date.  The amount payable on the Securities and their market value could also be affected if the Underlying Equity investment adviser changes these policies, for example, by changing the manner in which it manages the Underlying Equity, or if the Underlying Equity investment adviser discontinues or suspends maintenance of the Underlying Equity, in which case it may become difficult to determine the market value of the Securities.  The Underlying Equity’s investment adviser has no connection to the offering of the Securities and has no obligations to you as an investor in the Securities in making its decisions regarding the Underlying Equity.

♦
The Underlying Equity’s Underlying Index Has Transitioned to a New Underlying Index, Which Limits the Utility of Available Information About the Performance of the Underlying Equity: Until 2013, the Underlying Equity’s underlying index was the MSCI Emerging Markets Index (the “MXEF”).  In January 2013, The Vanguard Group, Inc. (“Vanguard”) announced that the Underlying Equity would adopt the FTSE Emerging Index as its new target index.  In the first phase of the transition, which began on January 10, 2013, the Underlying Equity ceased tracking the MXEF, and began temporarily tracking the FTSE Emerging Transition Index, a “dynamic” index that gradually reduced its exposure to South Korean equities by approximately 4% each week for a period of 25 weeks, while proportionately adding exposure to stocks of companies located in other countries based on their weightings in the new index. In the second phase of the transition, which began on June 28, 2013, the Underlying Equity ceased tracking the FTSE Emerging Transition Index and began tracking the FTSE Emerging Index. Please see the section below, “The Vanguard® FTSE Emerging Markets ETF,” for additional information about the Underlying Equity and the transition.

As a result of this transition, the historical performance of the Underlying Equity may be of limited use in evaluating the Underlying Equity’s past performance, as there is limited historical information available at this time to reflect the Underlying Equity’s tracking of the FTSE Emerging Index.  The Underlying Equity’s new underlying index could provide different investment returns (either lower or higher) or different levels of volatility than those of the former underlying index over any period of time.

♦
Historical Prices of the Underlying Equity Should Not Be Taken as an Indication of the Future Prices of the Underlying Equity During the Term of the Securities: The trading prices of the Underlying Equity will determine the value of the Securities at any given time. As it is impossible to predict whether the price of the Underlying Equity will rise or fall, trading prices of the common stocks held by the Underlying Equity will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks, and therefore, the value of the Underlying Equity.

♦
The Underlying Equity and its Underlying Index Are Different: The performance of the Underlying Equity may not exactly replicate the performance of its underlying index, because the Underlying Equity will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of the Underlying Equity may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Underlying Equity or due to other circumstances. The Underlying Equity may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its underlying index and in managing cash flows.

♦
Management Risk: The Underlying Equity is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Underlying Equity, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicate the underlying index. Therefore, unless a specific security is removed from the underlying index, the Underlying Equity generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Underlying Equity is subject to the risk that the investment strategy of the Underlying Equity’s investment advisor may not produce the intended results.

♦
Risks Associated with Foreign Securities Markets: Because foreign companies or foreign equity securities held by the Underlying Equity are publicly traded in the applicable foreign countries and trade in currencies other than U.S. dollars, investments in the Securities involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
Emerging Markets Risk: Investments in securities linked directly or indirectly to emerging market equity securities, such as the Underlying Equity, involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government intervention to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities are highly susceptible, before making a decision to invest in the Securities.

♦
Exchange Rate Risk: The share price of the Underlying Equity will fluctuate based in large part upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the Underlying Equity are traded. Accordingly, investors in the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by the Underlying Equity are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the Underlying Equity will be adversely affected and the price of the Underlying Equity, and consequently, the market value of the Securities may decrease.

♦
The amount payable (or the value of shares deliverable) on the Securities is not linked to the price of the Underlying Equity at any time other than the Final Valuation Date.  The Final Price will be based on the Closing Price of the Underlying Equity on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events.  Even if the Underlying Equity appreciates prior to the Final Valuation Date but then decreases by the Final Valuation Date, the Payment at Maturity may be worth significantly less than it would have been had the Payment at Maturity been linked to the price of the Underlying Equity prior to such drop.  Although the actual price of the Underlying Equity on the stated Maturity Date or at other times during the term of the Securities may be higher than its Final Price, the Payment at Maturity will be based solely on the Closing Price of the Underlying Equity on the Final Valuation Date as compared to its Initial Price.

♦
Lack of Liquidity: The Securities will not be listed on any securities exchange.  RBC Capital Markets, LLC (“RBCCM”) intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlying Equity, and therefore, the market value of the Securities.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of an investment in the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada and UBS Impact on Price:  Trading or other transactions by Royal Bank of Canada, UBS and our respective affiliates in the Underlying Equity, its underlying index, futures, options, exchange-traded funds or other derivative products on the Underlying Equity or the securities included in the Underlying Equity’s underlying index, may adversely affect the market value of the Underlying Equity and, therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities:  In addition to the price of the Underlying Equity on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the Underlying Equity;

♦	the time remaining to maturity of the Securities;

♦	the dividend rate on the securities held by the Underlying Equity;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events with respect to the Underlying Equity that may or may not require an adjustment to the terms of the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Underlying Equity Is Limited: The calculation agent will make adjustments to the Initial Price, the Conversion Price and the Final Price for certain events affecting the shares of the Underlying Equity. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Underlying Equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities and the Payment at Maturity may be materially and adversely affected.

Hypothetical Examples and Return Table at Maturity
The following table and hypothetical examples below illustrate the payment at  maturity per $1,000 Security for a hypothetical range of Underlying Returns from -100.00% to +100.00% and assume a hypothetical Initial Price of $100, a hypothetical Conversion Price of $75, and a hypothetical Upside Participation Rate of 113.00%. The actual Initial Price, Conversion Price and Upside Participation Rate will be set on the Trade Date. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Final Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Example 1 – On the Final Valuation Date, the Underlying Equity closes 10% above the Initial Price. Because the Underlying Return is 10%, Royal Bank of Canada will pay you an amount based upon the Underlying Return times the hypothetical Upside Participation Rate.  The payment at maturity per $1,000 principal amount Security will be calculated as follows:

$1,000 + ($1,000 x 10% x 113.00%) = $1,000 + $113 = $1,113.00

Example 2 – On the Final Valuation Date, the Underlying Equity closes 10% below the Initial Price. Because the Underlying Return is negative, but the Final Price is greater than the Conversion Price, Royal Bank of Canada will pay you at maturity the principal amount of $1,000.00 per $1,000 principal amount Security.

Example 3 – On the Final Valuation Date, the Underlying Equity closes 50% below the Initial Price. Because the Underlying Return is negative and the Final Price is less than the Conversion Price, Royal Bank of Canada will not make a cash payment and instead will deliver to you a number of shares of the Underlying Equity equal to the Share Delivery Amount calculated as follows:

Share Delivery Amount = ($1,000 / Conversion Price)

= ($1,000 / 75)

= 13.3333 shares per Security

As of the Final Valuation Date, those shares would be worth $50 × 13 = $650, plus a cash payment for fractional shares based on the Closing Price of the Underlying Equity on the Final Valuation Date of $50 x 0.3333 Underlying Equity = approximately $16.67, for a total of approximately $666.67, reflecting a -33.33% return on the Principal Amount.  If you receive the Share Delivery Amount at maturity, we will pay the cash value (determined as of the Final Valuation Date) of any fractional shares of the Underlying Equity on a per-Security basis in lieu of delivering such fractional shares.

If the Final Price is less than the Conversion Price, you will receive at maturity a number of shares of the Underlying Equity that are worth less than the Principal Amount of the Securities and could be worth zero.

Hypothetical Final Price ($)	Hypothetical Underlying Return1	Hypothetical Payment at Maturity ($)2 3 4	Return on Securities (%)3 5
$200.00	100.00%	$2,130.00	113.00%
$175.00	75.00%	$1,847.50	84.75%
$150.00	50.00%	$1,565.00	56.50%
$140.00	40.00%	$1,452.00	45.20%
$130.00	30.00%	$1,339.00	33.90%
$120.00	20.00%	$1,226.00	22.60%
$110.00	10.00%	$1,113.00	11.30%
$105.00	5.00%	$1,056.50	5.65%
$102.00	2.00%	$1,022.60	2.26%
$100.00	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$75.00	-25.00%	$1,000.00	0.00%
$70.00	-30.00%	Share Delivery Amount	-6.67%
$50.00	-50.00%	Share Delivery Amount	-33.33%
$40.00	-60.00%	Share Delivery Amount	-46.67%
$25.00	-75.00%	Share Delivery Amount	-66.67%
$0.00	-100.00%	Share Delivery Amount	-100.00%
(1) The Underlying Return excludes any cash dividend payments.
(2) If the Final Price is less than the Conversion Price, Royal Bank of Canada will deliver a number of shares of the Underlying Equity equal to the Share Delivery Amount.
(3) The Hypothetical Value of Underlying Equity Delivered at Maturity and the corresponding Return on Securities are calculated based on the value of the Underlying Equity on the Final Valuation Date.  If the Share Delivery Amount is delivered, those shares may further depreciate from the Final Valuation Date to the Maturity Date resulting in a lower value of the Share Delivery Amount.
(4) If you receive the Share Delivery Amount at maturity, we will pay the cash value (determined as of the Final Valuation Date) of any fractional shares of the Underlying Equity on a per-Security basis in lieu of delivering such fractional shares.
(5) The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Security to the purchase price of $1,000 per Security.

What Are the Tax Consequences of the Securities?

U.S. Federal Income Tax Consequences

Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Securities as pre-paid derivative contracts in respect of the Underlying Equity for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code, a U.S. holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities. While the matter is not entirely clear, there exists a substantial risk that an investment in the Securities is a “constructive ownership transaction” to which Section 1260 of the Internal Revenue Code applies. If Section 1260 of the Internal Revenue Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the Securities will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale or maturity). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Internal Revenue Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Internal Revenue Code to an investment in the Securities.

Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

The Vanguard® FTSE Emerging Markets ETF

We have derived all information contained in this free writing prospectus regarding the Underlying Equity, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  This information reflects the policies of, and is subject to change by The Vanguard International Equity Index Funds (the “Vanguard Trust”) and The Vanguard Group, Inc. (“Vanguard”).  The Underlying Equity is an exchange-traded class of shares issued by the Vanguard® Emerging Markets Stock Index Fund and is maintained and managed by Vanguard. Vanguard is the investment adviser to the Underlying Equity.  Shares of the Underlying Equity trade on the NYSE Arca under the ticker symbol “VWO.”  We have not independently verified the accuracy or completeness of the information derived from these public sources.

The Vanguard Trust is a registered investment company that consists of separate funds, each of which may consist of different share classes, including ETF shares. Information provided to or filed with the SEC by the Vanguard Trust under the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Investment Company Act file numbers 033-32548 and 811-05972, through the SEC’s website at http://www.sec.gov.  For additional information regarding the Vanguard Trust, Vanguard and the Underlying Equity, please see the Underlying Equity’s prospectus, as it may be amended or supplemented from time to time. In addition, information about the Vanguard Trust and the Underlying Equity may be obtained from other sources, including the Vanguard website at www.vanguard.com.  We have not independently verified the accuracy or completeness of such information.  Information contained in the Vanguard website and other information from Vanguard is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Investment Objective, Strategy and the Transition of the Underlying Index

The Underlying Equity seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in emerging market countries.  The Underlying Equity employs an indexing investment approach by investing substantially all (approximately 95%) of its assets in the common stocks included in the benchmark index (while employing a form of sampling).  The Underlying Equity currently tracks the performance of the FTSE Emerging Index (the “Underlying Index”). The Underlying Index was developed by FTSE International Limited (“FTSE”) and is calculated, maintained and published by FTSE. FTSE is under no obligation to continue to publish, and may discontinue or suspend the publication of the Underlying Index at any time.

Historically, the Underlying Equity sought to track the performance of the MSCI Emerging Markets Index. Starting in January of 2013, the Underlying Equity began a two-step transition process to instead track the performance of the Underlying Index. First, in January 2013, the Underlying Equity began tracking the performance of the FTSE Emerging Transition Index (the “Transition Underlying Index”), which operated until July 2013. Second, on June 28, 2013, the Underlying Equity began to track the Underlying Index. The Transition Underlying Index was created to provide Vanguard with the ability to transition existing emerging markets funds to the Underlying Index over a period of approximately six months in a manner designed to reduce the impact on its existing fund shareholders. The Transition Underlying Index differed from the Underlying Index in the following ways:

-
It contained Korean companies: FTSE classified South Korea as a developed market in September 2009, and since then, it has not been a member of FTSE’s emerging indices. FTSE initially included the constituents of the FTSE Korea Index in the transition index universe, and then over a 25-week period, gradually reduced the weight of South Korea in the index.

-
It contained P Chips: FTSE announced that it would move P Chips (as defined below) from Hong Kong (a developed market) to China (an emerging market) across all its indexes beginning March 18, 2013. In anticipation of this change, P Chips were included in the Transition Underlying Index from its launch. Subsequently, at the March 2013 review, FTSE removed P Chips from the Transition Underlying Index. A P Chip is a company controlled by mainland individuals, with the establishment and origin of the company in mainland China. A P Chip must be incorporated outside of the People’s Republic of China and traded on the Stock Exchange of Hong Kong, with a majority of its revenue or assets derived from mainland China.

-
It contained March 2013 indicative additions and deletions: FTSE has announced a list of indicative additions and deletions that would be applied at the March 2013 index reviews. These companies were incorporated into the Transition Underlying Index at the start of its calculation.

-
It was based on actual free float: FTSE announced that beginning March 18, 2013, the Underlying Index would adopt actual free float percentages. In anticipation of this change, the Transition Underlying Index applied actual free float from its launch.

As of January 31, 2015, the Underlying Equity’s holdings consisted of companies from the following 21 countries: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, Turkey, and the United Arab Emirates. In addition, as of that date, the Underlying Equity’s four largest holdings by country were China (24.8%), Taiwan (14.4%), India (12.6%) and Brazil (9.8%). As of January 31, 2015, the Underlying Equity’s three largest equity securities were Taiwan Semiconductor Manufacturing Co. Ltd. (3.2%), Tencent Holdings Ltd. (2.3%) and China Mobile Ltd. (2.0%).

The Underlying Index

The Underlying Index is a market-capitalization, weighted index representing the performance of over 900 large and mid-cap companies in 21 emerging markets and is derived from the FTSE Global Equity Index Series. The Underlying Index was launched on June 30, 2000, with a base date of December 31, 1986, and a base value of 100.

Eligible Countries

The following criteria must be met before a country’s companies can be included in the Underlying Index:

•	permission for direct equity investment by non-nationals;

•	availability of accurate and timely data;

•	non-existence of any significant exchange controls which would prevent the timely repatriation of capital or dividends;

•	the demonstration of significant international investor interest in the local equity market; and

•	existence of adequate liquidity in the market.

A country’s classification as developed, advanced emerging, or secondary emerging is largely dependent on the following factors:

•	wealth (GNI per capita);

•	total stock market capitalization;

•	breadth and depth of market;

•	any restrictions on foreign investment;

•	free flow of foreign exchange;

•	reliable and transparent price discovery;

•	efficient market infrastructure (trading, reporting and settlement systems, derivatives market, and other factors); and

•	oversight by independent regulator.

Determining Company Nationality

A company will be allocated to a single country. If a company is incorporated in one country and has its sole listing in the same country, the company will be allocated to that country. In other circumstances, FTSE will refer the company to the FTSE Nationality Committee, which will decide the appropriate nationality for the company. If a company is incorporated in a country, has a listing in that country and listings in other countries, the FTSE Nationality Committee will normally assign the company to the country of incorporation. If a company is incorporated in a country, and is listed only in countries other than the country of incorporation, the FTSE Nationality Committee will normally allocate the company to the country with the greatest liquidity. If a company is incorporated in a country other than a developed country, has no listing in that country and is listed only in one or more developed countries, that company will only be eligible for FTSE Global Equity Index Series inclusion if the country of incorporation is internationally recognized as having a low taxation status that has been approved by the FTSE Nationality Committee.

Eligible Securities

Most types of equity securities are eligible for the Underlying Index. Companies in the business of holding equity and other investments (e.g., investment trusts) which are assumed by the Industry Classification Benchmark as Subsector equity investment instruments and non-equity investment instruments which are assumed by the Industry Classification Benchmark as Subsector non-equity investment instruments are eligible for inclusion. Limited liability partnerships and limited liability companies are eligible for inclusion. Where a unit comprises equity and non-equity, it will not be eligible for inclusion. Convertible preferred shares and loan stocks are excluded until converted.

Adjustments Applied to Eligible Securities

Eligible companies may be subject to adjustment for free float and multiple classes, as described below.

Free float restrictions include:

•	shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension plans for governments);

•	shares held by sovereign wealth funds where each holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%;

•	shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated;

•	shares held within employee share plans;

•	shares held by public companies or by non-listed subsidiaries of public companies;

•
shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%;

•	all shares where the holder is subject to a lock-up provision (for the duration of that provision);

•	shares held for publicly announced strategic reasons, including shares held by several holders acting in concert; and

•	shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

Where there are multiple classes of equity capital in a company, all classes are included and priced separately, provided that:

•
The secondary class’s full market capitalization (i.e., before the application of any investability weightings) is greater than 25% of the full market capitalization of the company’s principal class and the secondary class is eligible in its own right in all respects.

•
All partly-paid classes of equity are priced on a fully-paid basis if the calls are fixed and are payable at known future dates. Those where future calls are uncertain in either respect are priced on a partly-paid basis.

Liquidity of Constituents

Each constituent security will be tested for liquidity by calculation of its median daily trading per month. The median trade is calculated by ranking each daily trade total and selecting the middle ranking day. Daily totals with zero trades are included in the ranking; therefore, a security that fails to trade for more than half of the days in a month will have a median trade of zero.

A non-constituent which does not turnover at least 0.05% of its outstanding shares (after the application of any free float weightings) based on its median daily trade per month for at least ten of the twelve months prior to a full market review will not be eligible for inclusion in the Index Series. An existing constituent which does not turnover at least 0.04% of its shares in issue (after the application of any free float weightings) based on its median daily trade per month for at least eight of the twelve months prior to a full market review will be removed. New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turnover at least 0.05% of their outstanding shares (after the application of any free float weightings) based on their median daily trade per month in each month since their listing.

If a company fails the liquidly test based on its underlying shares, its Depositary Receipts (“DR”) may be considered for inclusion in the index if it passes the liquidity test in its own right and is traded on an exchange within the same regional time zone in which the underlying shares are listed. Where a company has both a DR and underlying shares listed, both securities will be tested separately for liquidity. The underlying share will be included if it passes the liquidity test in its own right. The DR will only be eligible for inclusion if the underlying share fails the liquidity test and the DR passes in its own right. Where the DR has been included, it will remain in the index until it either fails the liquidity test or the underlying share passes a future liquidity test with greater liquidity than the DR. In the event that the underlying share fails the liquidity test and the DR trades in a different time zone, but passes the test in its own right, the underlying share will be included as long as the DR is fully fungible (i.e., the DR can be converted into underlying shares and the underlying shares can be converted into DRs).

Calculation of the Underlying Index

Actual closing mid-market or last trade prices are used, where available, for constituent securities with local securities exchange quotations. The number of shares outstanding for each constituent security is expressed to the nearest share. To prevent a large number of insignificant weighting changes, the number of shares outstanding for each constituent security is amended only when the total outstanding shares included in the index system changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December.  The performance of the FTSE Global Equity Index Series on a given day is determined by calculating the percentage difference between (1) the index’s market capitalization as at the close of that day, and (2) the market capitalization at the start of that day.  “Start of the day” is defined as the previous day's close adjusted for capital changes, investability weight changes, additions and deletions.

Historical Information

The graph below sets forth the information relating to the historical performance of the Underlying Equity. In addition, below the graph is a table setting forth the quarterly high, low and period-end closing prices for the Underlying Equity, based on daily closing prices on the NYSE Arca, as reported by Bloomberg.  The closing price of the Underlying Equity on February 27, 2015 was $41.80. Due to the transition of the underlying index described above, the historical information of the Underlying Equity prior to June 28, 2013 may be of limited value in assessing the performance of the Underlying Equity. The historical performance of the Underlying Equity should not be taken as an indication of its future performance during the term of the Securities.
Quarter Begin	Quarter End	Quarterly Closing High ($)	Quarterly Closing Low ($)	Quarterly Period-End Close ($)
1/1/2009	3/31/2009	$25.68	$19.04	$23.60
4/1/2009	6/30/2009	$33.89	$24.39	$31.82
7/1/2009	9/30/2009	$39.01	$30.57	$38.56
10/1/2009	12/31/2009	$41.71	$37.54	$41.00
1/1/2010	3/31/2010	$42.80	$36.85	$42.18
4/1/2010	6/30/2010	$43.98	$36.38	$37.99
7/1/2010	9/30/2010	$45.40	$38.22	$45.40
10/1/2010	12/31/2010	$49.32	$45.54	$48.15
1/1/2011	3/31/2011	$48.92	$45.00	$48.92
4/1/2011	6/30/2011	$50.71	$46.44	$48.62
6/1/2011	9/30/2011	$49.52	$35.89	$35.89
10/1/2011	12/31/2011	$43.47	$35.20	$38.21
1/1/2012	3/31/2012	$45.09	$38.57	$43.47
4/1/2012	6/30/2012	$43.99	$37.08	$39.95
7/1/2012	9/30/2012	$43.25	$38.28	$41.75
10/1/2012	12/31/2012	$44.53	$40.44	$44.53
1/1/2013	3/31/2013	$45.45	$42.24	$42.89
4/1/2013	6/30/2013	$44.79	$36.53	$38.78
7/1/2013	9/30/2013	$42.94	$37.16	$40.11
10/1/2013	12/31/2013	$42.91	$39.96	$41.14
1/1/2014	3/31/2014	$40.58	$36.67	$40.58
4/1/2014	6/30/2014	$43.86	$40.46	$43.13
7/1/2014	9/30/2014	$46.49	$41.62	$41.71
10/1/2014	12/31/2014	$43.09	$37.71	$40.02
1/1/2015	2/27/2015*	$42.02	$38.74	$41.80

*This free writing prospectus includes, for the first calendar quarter of 2015, data for the period from January 1, 2015 through February 27, 2015.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The graph below illustrates the performance of the Underlying Equity from January 2, 2008 to February 27, 2015, assuming an Initial Price of $41.80, which was the closing price of the Underlying Equity on February 27, 2015, and a Conversion Price equal to 75% of the Initial Price (the actual Initial Price and Conversion Price will be determined on the Trade Date).

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it will purchase from us to investors at the price to public listed on the cover hereof, or its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Securities.

UBS will sell the Securities to certain fee-based advisory accounts at the price to public of $1,000 per Security and will not receive a sales commission with respect to such sales.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-14 of the accompanying product prospectus supplement no. ES-TPS-1.

The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs.  If so specified in the pricing supplement related to the Securities, for a period of approximately seven months after the issue date of the Securities the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time.  This is because the estimated value of the Securities will not include our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, potentially reflecting the addition of our estimated costs and profits from hedging the Securities.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value.  This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

Structuring the Securities
The Securities are our debt securities, the return on which is linked to the performance of the Underlying Equity.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to result in a higher initial estimated value of the Securities at the time their terms are set than if the secondary market rate was used. Unlike the estimated value included on the cover of this document or in the final pricing supplement relating to the Securities, any value of the Securities determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Securities than if our initial internal borrowing rate were used.

In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Equity, and the tenor of the Securities.  The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Securities to you.  The initial offering price of the Securities also reflects our estimated hedging costs.  These factors result in the initial estimated value for the Securities on the Trade Date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Securities Will Be Less than the Price to the Public” above.

Terms Incorporated in Master Note
The terms appearing above under the caption “Indicative Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. ES-TPS-1 dated May 5, 2014 under the caption “General Terms of the Securities,” are incorporated into the master note issued to DTC, the registered holder of the Securities.